                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 ALFIN, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-111:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

1 (Set forth the amount on which the filing fee is calculated and state how it was determined):

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  ALFIN, INC.
                   720 FIFTH AVENUE, NEW YORK, NEW YORK 10019

                                  -----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 28, 1995


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Alfin, Inc., a New York corporation (the "Company") will be held at the Hotel Parker Meridien, 119 West 56th Street, New York, New York on April 28, 1995, at 2:00 p.m. (New York time), for the following purposes:

     (1) To elect a board of five (5) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;


     (2) To authorize the issuance of stock options to each of Jacques Desjardins, Elisabeth Fayer, Steven Korda, Suzanne Langlois and Walter M. Epstein to purchase up to 100,000 shares of Common Stock each at $1.00 per share;


     (3) To ratify the selection of Arthur Andersen & Co. as independent public accountants for the Company for fiscal 1995; and


     (4) To transact such other business as may properly be brought before the Meeting or any adjournment thereof.


     The shareholders of record at the close of business on March 21, 1995, are entitled to notice of and to vote at the Meeting or any adjournment thereof.


     We hope you plan to attend the Meeting in person, but in any event you are urged to mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be voted in accordance with your wishes. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy.


                                             By Order of the Board of Directors


                                                                MICHAEL D. FICKE
                                                                  Secretary

New York, NY
March 24, 1995

                                  ALFIN, INC.
                   720 FIFTH AVENUE, NEW YORK, NEW YORK 10019

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS


     The enclosed proxy is solicited by and on behalf of the Board of Directors of Alfin, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held April 28, 1995, at 2:00 p.m. (New York time) at the Hotel Parker Meridien, 119 West 56th Street, and any adjournment thereof (the "Meeting"). The matters to be considered and acted upon at the Meeting are described in the foregoing Notice of Annual Meeting of Shareholders and this Proxy statement. This Proxy statement and the related form of proxy are being mailed on or about March 24, 1995, to all shareholders of record on March 21, 1995. Shares of the Company's Common Stock, $.01 par value ("Common Stock"), represented by proxies will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Meeting and voting in person.

     The persons named as proxies are Mayer D. Moyal, Chairman of the Board of the Company, and Michael D. Ficke, Secretary of the Company. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed and all clerical and other expenses of solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.


                                 VOTING RIGHTS

     Only holders of shares of Common Stock of record at the close of business on March 21, 1995 will be entitled to vote at the Meeting. On March 21, 1995, the Company had 11,402,904 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter. Holders of shares of Common Stock are not entitled to cumulative voting rights.

     The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of a plurality of the shares cast at the Meeting and entitled to vote will be required to act on the election of directors, and the affirmative vote by the holders of a majority of the shares cast at the Meeting and entitled to vote will be required to act on all other matters to come properly before the Meeting. If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be treated as a vote against such matter. Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial owners of such shares and, therefore, as shares not cast.

                               SECURITY OWNERSHIP

     The following table sets forth certain information as of March 21, 1995 regarding (i) the share ownership of the Company by each person who is known to the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock, (ii) the share ownership of the Company of each director; and the Chief Executive Officer and the other 4 most highly paid current executive officers of the Company who earned in excess of $100,000 during the Company's last fiscal year (the "Named Executives") and (iii) the share ownership of the Company of all directors and Named Executives, as a group.

                                                                             PERCENT
               NAME AND ADDRESS OF               AMOUNT OF COMMON STOCK        OF
                 BENEFICIAL OWNER                  BENEFICIALLY OWNED       CLASS(1)
                 ----------------                  ------------------       --------

Erich Fayer,
Elisabeth Fayer,
2692325 Canada Inc.,
2757826 Canada Inc. . . . . . . . . . . . . . . .     7,188,935(2)            63.0
Produits Parfums et
  Cosmetiques
Universels Ltee ("PP&CU") and
Fine Fragrances
Distribution, Inc. ("FFD")
  3420 rue Drummond

Montreal, Quebec, Canada  . . . . . . . . . . . .
Jacques Desjardins  . . . . . . . . . . . . . . .          -0-                 -0-
James Grintz(3) . . . . . . . . . . . . . . . . .          -0-                 -0-
Steven Korda  . . . . . . . . . . . . . . . . . .          -0-                 -0-
Suzanne Langlois  . . . . . . . . . . . . . . . .          -0-                 -0-
Mayer D. Moyal  . . . . . . . . . . . . . . . . .      300,000(4)              2.6
Adrienne Newman . . . . . . . . . . . . . . . . .      600,000(5)              5.2
Lawrence Pesin(6) . . . . . . . . . . . . . . . .          -0-                 -0-
All Directors and Executive Officers as
  a Group (8 Persons) . . . . . . . . . . . . . .    8,090,935                65.8

- -------------------

(1) For purposes of computing these percentages, shares not outstanding but beneficially held through contract rights, stock options or warrants exercisable within 60 days from the date hereof are deemed outstanding with respect to such individual(s). Based upon 11,402,904 shares of Common Stock outstanding on March 21, 1995.

(2) Consists of 7,188,935 shares of Common Stock which are owned of record by FFD a wholly-owned subsidiary of PP&CU of which Erich Fayer is the President and an Administrator. Erich Fayer and Elisabeth Fayer, the wife of Erich Fayer, through separate holding companies, 2692325 Canada Inc. and 2757826 Canada Inc., have or share investment and voting discretion with FFD and PP&CU, with respect to all of such shares.

(3)  Mr. Grintz resigned his position with the Company as of February 10, 1995.

(4) Issuable upon exercise of 300,000 options granted to Mr. Moyal. For a description of such options see "Executive Compensation--Option/SAR Grants in Last Year."

(5) Issuable upon exercise of 600,000 warrants currently exercisable by Ms. Newman. For a description of Ms. Newman's warrants see "Executive
     Compensation--Option/SAR Grants in Last Year."

(6)  Terminated as chief executive officer on January 3, 1994.

                       PROPOSAL I--ELECTION OF DIRECTORS

NOMINATIONS AND ELECTION OF DIRECTORS

     The Board has nominated Jacques Desjardins, Elizabeth Fayer, Steven Korda, Suzanne Langlois and Mayer D. Moyal (all of whom are members of the present Board) to serve as directors of the Company until the 1996 Annual Meeting of Shareholders and until their successors have been elected and qualified.

     Unless otherwise specified, shares represented by proxies will be voted in favor of the election of all of the nominees, except that, in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such persons as the Board of Directors may recommend. Management does not presently contemplate that any of the nominees will become unavailable for any reason.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                            OF EACH OF THE NOMINEES.

INFORMATION COVERING NOMINEES

     The following table sets forth the names of the nominees and certain information with regard to each nominee.

                                                        DIRECTOR
NAME OF NOMINEE                      AGE                  SINCE                POSITION WITH COMPANY
- ---------------                      ---                  -----                ---------------------
Mayer D. Moyal                        65                Aug. 1993            Chairman of the Board and
                                                                              Chief Executive Officer
Jacques Desjardins                    60                Nov. 1992                     Director
Elisabeth Fayer                       47                Nov. 1992                     Director
Steven Korda                          53                Nov. 1992                     Director
Suzanne Langlois                      40                Nov. 1992                     Director

- -------------

     Mayer D. Moyal, a French and Israeli citizen, was elected as Chairman of the Board and Chief Executive Officer in August 1993. For more than the past five years, Mr. Moyal has acted as an independent financial consultant.

     Jacques Desjardins, a Canadian citizen, was elected a director of the Company in November 1992 and has for more than the past five (5) years been engaged in private practice as a general legal advisor (a notary and title attorney) in Montreal, Quebec, Canada.

     Elisabeth Fayer, a Canadian citizen, was elected a director of the Company in November 1992 and for more than the past five (5) years through various privately owned holding corporations controlled by herself and her husband, Erich Fayer, has owned and operated various commercial properties situated in Canada, as well as various perfume producing and distributing corporations in France, including the French designer, Pierre Balmain.

     Steven Korda, a Canadian citizen was elected a director of the Company in November 1992 and has for more than the past five (5) years been the principal of Korda & Associates, a law firm located in Montreal, Quebec, Canada, engaged in the general and commercial practice of law.

     Suzanne Langlois, a Canadian citizen was elected a director of the Company in November 1992 and has been legal counsel to Zanimob Distributions Inc., a privately owned Canadian holding corporation affiliated with Erich Fayer and Elisabeth Fayer, from January 1981 to the present.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

     The business and affairs of the Company are managed by the Board of Directors, which met or acted by unanimous written consent 6 times during fiscal 1994. During fiscal 1994 all current directors attended 75% or more of the meetings of the Board of Directors and the committees on which they served held during fiscal 1994 with the exception of Elizabeth Fayer who attended approximately 33% of the meetings. The Board maintains standing Executive, Stock Option and Audit Committees, but has no Nominating or Compensation Committees.

     The Executive Committee is composed of Suzanne Langlois and Mayer D. Moyal and has the authority of the Board of Directors in the management of the business and the affairs of the Company, except as prohibited by law or the Company's By-Laws. The Executive Committee did not have any formal meetings during fiscal 1994 but frequently consulted on current operating affairs of the Company.

     The Stock Option committee is composed of Jacques Desjardins and Steven Korda. It reviews and make recommendations to the Board of Directors on officer and senior employee compensation and stock awards and generally oversees matters relating to compensation, including nonmonetary benefits of employees of the Company. The Stock Option Committee did not have any meetings during fiscal 1994.

     The Audit Committee is composed of Jacques Desjardins and Steven Korda. The Audit Committee recommends engagement of the Company's independent accountants, reviews the scope of the audit and the activities and recommendations of the auditors, and considers comments made by the independent accountants with respect to weaknesses in the internal controls and consideration given or corrective action taken by management. The Audit Committee did not have any meetings during fiscal 1994.

                               EXECUTIVE OFFICERS

     Set forth below is certain information, as of March 21, 1995, regarding the executive officers of the Company:

                                                                                                    EXECUTIVE
                                                                                                     OFFICER
   NAME                                 AGE                 POSITION WITH COMPANY                     SINCE
   ----                                 ---                 ---------------------                   ---------

Mayer D. Moyal  . . . . . . . . . . . . 65                  Chairman of the Board,                   August 1993
                                                              Chief Executive Officer
Adrienne Newman . . . . . . . . . . . . 53                  Executive Vice President;                April 1990
                                                              President and Chief
                                                            Executive Officer of
                                                              Adrien Arpel Inc.
Michael D. Ficke  . . . . . . . . . . . 39                  Vice President;                          November 1993
                                                            Chief Financial Officer;
                                                            Secretary

- -------------------

Information with respect to Mayer D. Moyal is set forth under "Directors."

     Adrienne Newman joined the Company as an Executive Vice President in April 1990 and has served in this capacity since that time. Since April 1990, Ms. Newman has also served as President and Chief Executive Officer of the Company's Adrien Arpel, Inc. subsidiary. For more than five years prior thereto, Ms. Newman served as Chairman of the Board and Chief Executive Officer of Adrien Arpel, Inc.

     Michael D. Ficke joined the Company in July 1989. Mr. Ficke served Alfin, Inc. as Corporate Controller until his promotion to Vice President and Chief Financial Officer in November, 1993. Mr. Ficke is a C.P.A. and prior to his joining the Company in 1989 served as Assistant Controller of Chanel inc., a manufacturer and distributor of fragrance and cosmetic products.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information for the fiscal years ended July 31, 1994, 1993, and 1992 respecting all compensation awarded to, earned by or paid to the two Chief Executive Officers in fiscal 1994 and all other Named Executives in all capacities in which each such officer served. Two other officers of Adrien Arpel Inc., are not included as Named Executives because they do not perform policy making functions for the Company.

                                   ANNUAL
                                COMPENSATION    LONG TERM COMPENSATION
                                ------------    ----------------------                        OTHER                 LONG TERM
                                                                                 ANNUAL    STOCK OPTION INCENTIVE   ALL OTHER
                                                                                COMPEN-       AWARDS       PLAN      COMPEN-
     NAME AND PRINCIPAL POSITION    YEAR        SALARY $        BONUS $          SATION      (SHARES)    PAYOUTS$    SATION $
     ---------------------------    ----        --------        -------          ------      --------    --------    --------

Mayer D. Moyal                      1994      $ 116,900          $ -0-           $ -0-(1)     300,000       -0-        $-0-
  Chairman and CEO
Lawrence Pesin                      1994         69,423            -0-             -0-(1)         -0-       -0-         -0-
  President and CEO(2)              1993         19,904            -0-             -0-(1)         -0-       -0-         -0-
Adrienne Newman                     1994        250,000        986,488(3)       65,000(4)   1,000,000(5)    -0-         -0-
  Executive Vice President          1993        250,000            -0-          65,000(4)         -0-       -0-         -0-
  of the Company and                1992        250,000            -0-          65,000(4)         -0-       -0-         -0-
  President and CEO
  of Adrien Arpel, Inc.
James D. Grintz(6)                  1994        152,000         10,000             -0-(1)         -0-       -0-         -0-
  Senior Vice President             1993        152,000         10,000             -0-            -0-       -0-         -0-
                                    1992        152,000         15,800             -0-            -0-       -0-         -0-


(1) Excludes personal benefits which did not exceed the lesser of $50,000 or 10% of such other officer's salary and bonus.

(2)  Terminated as of January 3, 1994.

(3) Commissions paid based on 1/3 of the revenues, net of direct expenses, derived from television shopping sales of cosmetics.

(4)  Represents a non-accountable expense allowance of $65,000.

(5) Represents 1,000,000 warrants to purchase up to 1,000,000 shares of Common Stock. For a description of Mr. Newman's warrants, see "Executive Compensation--Option/SAR Grants in Last Year."

(6)  Resigned from the Company as of February 10, 1995.


OPTION/SAR GRANTS IN LAST YEAR(1)

                                                                                            POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED      ALTERNATIVE TO
                                                                                           ANNUAL RATES OF STOCK    (F) AND (G):
                                                                                                APPRECIATION         GRANT DATE
                      INDIVIDUAL GRANTS                                                       FOR OPTION TERM          VALUE
- -------------------------------------------------------------------------------------         ---------------          -----
         (A)                 (B)             (C)              (D)              (E)             (F)        (G)           (F)
                          NUMBER OF      % OF TOTAL
                          SECURITIES    OPTIONS/SARS
                          UNDERLYING     GRANTED TO       EXERCISE OR                                                 GRANT DATE
                         OPTIONS/SARS   EMPLOYEES IN      BASE PRICE       EXPIRATION                                PRESENT VALUE
        NAME             GRANTED (#)   FISCAL YEAR (2)      ($/SH)            DATE            5%($)      10%($)            $
        ----             -----------   ---------------      ------            ----            -----      ------      -------------

Mr. Mayer D. Moyal        300,000(3)        21.8           $  .9375(4)      11/22/98(5)     $359,000   $  453,000         N/A
Ms. Adrienne Newman       500,000(6)        36.3           $ 1.25(4)        11/15/98        $798,000   $1,006,600         N/A
Ms. Adrienne Newman       500,000(7)        36.3           $ 1.25(4)                (7)     $798,000   $1,006,600         N/A

- -------------------

(1) This table also includes warrants issued by the Company during its last fiscal year.

(2) During its last fiscal year the Company granted to employees options and warrants to purchase 1,375,000 shares of Common Stock.

(3) These options were granted by the Board on November 22, 1993, approved by the shareholders on April 26, 1994 and were exercisable of April 26, 1994.

(4)  This price was the market price of the Common Stock on the date of grant.

(5) Prior to this date these options will expire 90 days after Mr. Moyal is no longer an employee of the Company.

(6) These warrants were granted by the board on November 19, 1993, approved by the shareholders on April 26, 1994 and were exercisable as of April 26, 1994.

(7) These warrants were granted by the Board on November 19, 1993, approved by the shareholder on April 26, 1994 and become exercisable at a rate of 125,000 warrants per fiscal year if pre tax profits of the Company exceed $2,000,000 for fiscal year 1995 and/or fiscal year 1996, and exceed $2,500,000 for fiscal year 1997 and/or fiscal year 1998. A further condition for the vesting of these 500,000 warrants is that Ms. Newman is employed by the Company at the time of vesting. The 125,000 Warrants to be vested in any fiscal year will expire if the earnings condition for such fiscal year has not been met.

YEAR-END OPTION VALUES TABLE

     The following table sets forth information at July 31, 1994, respecting exercisable and non-exercisable options held by the Named Executives. During fiscal 1994, none of the Named Executives exercised options. The table also includes the value of "in-the-money" options which represents the spread between the exercise price of the existing stock option and the year-end price of the Common Stock.

                                        NUMBER OF UNEXERCISED                    VALUE OF UNEXERCISED
                                           OPTIONS HELD AT                       IN-THE-MONEY OPTIONS
                                            JULY 31, 1994                      HELD AT JULY 31, 1994(5)
                              ------------------------------------         -------------------------------
                                                           NOT                                     NOT
                              EXERCISABLE              EXERCISABLE         EXERCISABLE         EXERCISABLE
                              -----------              -----------         -----------         -----------

Adrienne Newman(1)              100,000                      -0-                  -0-                -0-
Adrienne Newman(2)              500,000                  500,000                  -0-                -0-
Mayer D. Moyal(3)               300,000                      -0-              $75,000                -0-
James Grintz(4)                     -0-                      -0-                  -0-                -0-

- --------------------

(1)  100,000 Warrants granted 4/4/90 @ 1.625.

(2)  1,000,000 Warrants granted 11/19/93 @ 1.25.

(3)  300,000 Options granted 4/26/94 @ .9375.

(4)  All outstanding options expired as of July 31, 1994.

(5)  Based on a July 31, 1994 closing price of 1.187.

EMPLOYMENT AGREEMENTS

     Ms. Newman is employed pursuant to an employment agreement with the Company dated as of April 4, 1990 as amended November 18, 1991 and November 19, 1993. This agreement terminates on the earliest to occur of (i) April 4, 1998,
(ii) the last day of any month in which Ms. Newman dies, (iii) the last day of the month in which the Company elects to terminate Ms. Newman's employment due to physical or mental disability, (iv) the termination by the Company of Ms. Newman's employment for "good cause," as defined, and (v) the termination of television marketing efforts after April 4, 1995. Pursuant to this agreement, Ms. Newman serves as Executive Vice President of the Company and President and Chief Executive Officer of the Company's Adrien Arpel, Inc. subsidiary at an annual base salary of $250,000. Ms. Newman's employment agreement also provides for a non-accountable expense allowance of $65,000 per year and benefits under certain of the Company's insurance, pension and other fringe benefit programs. In addition, this agreement prohibits Ms. Newman, during its terms, from "engaging or being interested in," as defined, any business which operates leased beauty cosmetics departments or concessions in stores, or which acts as a direct vendor of or advisor with respect to cosmetics or facial services to any store which is a member of a retail group which the Company does business at the time Ms. Newman's employment terminates, or which is competitive with the business activities of a business which is using the "Adrien Arpel" name and trademark under license from Adrien Arpel, Inc. at the time Ms. Newman's employment with the Company terminates. In September, 1991, the Company entered into an incentive compensation plan agreement with Ms. Newman pursuant to which she is paid an annual bonus based on 11% of the annual pre-tax profits (as defined in the agreement) of Adrien Arpel, Inc. for each fiscal year during her employment commencing with the fiscal year August 1, 1991 through July 31, 1992. No bonus compensation was earned for fiscal 1992, 1993 or 1994 since there were no pre-tax profits as calculated. Ms. Newman is entitled to receive 1/3 of revenues from television sales of cosmetics after deducting direct expenses. For fiscal 1994 she received $986,488 from such revenues.

     Ms. Langlois has been providing consulting services to the Company at a rate of $9,600 per annum, commencing in December 1992. This was increased to $16,800 per annum effective November 1, 1994. These services consist of legal advice on contract matters as requested by the Company, are not full time and may be terminated by the Company at will. There is no written agreement between the Company and Ms. Langlois.

     Ms. Fayer was retained to provide consulting services to the Company and Adrien Arpel, Inc. commencing November 1, 1994 at an annual rate of $84,000. Ms. Fayer is responsible for assisting in the purchase of package components and premium items for the Company and Adrien Arpel, Inc. There is no written agreement between the Company and Ms. Fayer.

     Mr. Moyal has been providing financial services to the Company since August 1993 at a rate of $96,000 per annum which increased to $132,000 per annum effective December 1, 1993, $150,000 per annum effective May 1, 1994 and $216,000 per annum effective November 1, 1994, plus certain benefits which do not exceed 10% of his compensation. There is no written agreement between the Company and Mr. Moyal.

     Mr. Ficke is currently an employee earning less than $100,000 per annum and does not have a written employment agreement. Mr. Grintz resigned from the Company as of February 10, 1995.

COMPENSATION FOR SERVICES AS DIRECTOR

     Each Director who was not also an officer or employee of the Company (Messrs. Desjardins and Korda for fiscal 1994) received $650 per meeting or $200 for telephonic participation. Directors who are officers or employees of the Company receive no additional compensation for attendance at Board of Directors or Committee meetings.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Board of Directors is responsible for matters pertaining to compensation of officers, including the Named Executives and key employees, as well as stock awards for all employees. The Board is advised on these matters by the Stock Option Committee. The following report is presented by the Board.

     The Board of Directors executive compensation program is designed to attract, reward and retain executives who are important to the Company's long-term viability and success and to provide compensation that is competitive with that of companies of comparable size and stature in the cosmetics and fragrance industries. These comparable companies are not included on the Dow Jones Cosmetics/Personal Care Index, and generally have sales in the $20,000,000 to $50,000,000 range, are engaged in the fragrance and/or cosmetics industry and are primarily privately owned. The Board of Directors has access to compensation professionals, such as executive recruiters, in determining executive compensation.

     With respect to all employees other than Adrienne Newman the basic component of executive compensation was salary. The Board of Directors in view of the difficult period experienced by the Company terminated the employment contract of Mr. Grintz and reduced his salary. Mr. Moyal's salary has been increased to reflect his significant efforts in reducing expenses and overseeing the efforts to improve the Company's performance. Mr. Moyal's salary is believed to be in the mid-range of comparative companies. Ms. Newman's compensation was continued at a base of $250,000 plus a nonaccountable expense allowance of $65,000 in extending the term of her employment agreement through 1998. In addition she was granted a 1/3 share of television sales of cosmetics after deducting direct expenses which resulted in compensation of $986,488 in fiscal 1994. This large sum was directly tied to a percentage of net revenues produced and reflects both the significant executive and direct marketing efforts of Ms. Newman. Among other things, Ms. Newman is the selling representative of the Company's cosmetic products on television.

     The Board of Directors also granted, and the shareholders approved, the issuance of 1,000,000 warrants to Ms. Newman and 300,000 options to Mr. Moyal to further motivate their performance.

                               THE BOARD OF DIRECTORS

                               Jacques Desjardins
                               Elisabeth Fayer
                               Steven Korda
                               Suzanne Langlois
                               Mayer D. Moyal

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Moyal and Ms. Suzanne Langlois participated on the Board of Directors in the making of compensation discussions although each abstained in the consideration of their respective compensation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's Adrien Arpel, Inc. subsidiary periodically retains Display Creations, Inc., a promotional display creator, to supply Adrien Arpel, Inc. with point of purchase displays. Mr. Ronald Newman, husband of Ms. Adrienne Newman, Executive Vice President of the Company and President and Chief Executive Officer of the Company's Adrien Arpel, Inc. subsidiary, is the sole owner of Display Creations, Inc. For the fiscal year 1994, Adrien Arpel, Inc. paid Display Creations, Inc. $8,171 for services rendered. Adrien Arpel, Inc. intends to retain Display Creations, Inc. from time to time throughout fiscal 1995 to supply point of purchase displays. It is anticipated that payments by Adrien Arpel, Inc. to Display Creations, Inc. during fiscal 1995 will exceed $60,000 in the aggregate.

     The Company purchases inventory from vendors related to FFD. For the years ended July 31, 1994 and 1993, the Company made inventory purchases from vendors related to FFD of $319,050 and $1,568,242, respectively.

     On June 10, 1993, the Company entered into a financing agreement with Cosmetique Alena Inc., an entity related to FFD, for borrowings of up to $2 million Canadian. Borrowings were based on 75% of Adrien Arpel Inc.'s accounts receivable with a customer in Canada. This loan bore interest at a rate of 2% above the prime rate of the National Bank of Canada (7.25% and 6% at July 31, 1994 and 1993, respectively). On October 24, 1994, the Company and Cosmetique Alena amended the terms to the advancing by Cosmetique Alena of funds necessary to make various purchases, such as packaging, promotional items and inventory, based on receipt of 100% of Adrien Arpel Inc.'s payments from this same Canadian customer. As of March 22, 1995 Cosmetique Alena held excess funds of the Company of approximately $48,000. These funds will be used to fund further expenditures including amounts owed by the Company to FFD.

                   FIVE-YEAR SHAREHOLDER RETURN COMPENSATION

     The graph below compares the cumulative total return of the Company against the American Stock Exchange Composite Index and the Dow Jones Cosmetics/Personal Care Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 AMONG AMERICAN STOCK EXCHANGE COMPOSITE INDEX,
           DOW JONES COSMETICS/PERSONAL CARE INDEX AND ALFIN, INC.(1)

                                  [LINE GRAPH]

                                        JULY 31,
- -------------------------------------------------------------------------------------------
                                    1989      1990      1991      1992      1993       1994
- -------------------------------------------------------------------------------------------
American Stock Exchange
Composite Index                      100        94        98       104       116        116
- -------------------------------------------------------------------------------------------
Dow Jones Cosmetics/Personal
Care Index                           100       129       155       197       193        276
- -------------------------------------------------------------------------------------------
Alfin, Inc.                          100        83        42        42        42         40
- -------------------------------------------------------------------------------------------

- ------------------

(1) Total return assumes reinvestment of dividends. The Company did not declare dividends on its Common Stock during the period set forth above.

                PROPOSAL II--APPROVAL OF GRANT OF AN AGGREGATE
                     OF 500,000 OPTIONS AT $1 PER SHARE TO
                  JACQUES DESJARDINS, ELISABETH FAYER, STEVEN
                          KORDA, SUZANNE LANGLOIS AND
                         WALTER M. EPSTEIN, OF OPTIONS
                    TO PURCHASE COMMON STOCK OF THE COMPANY

     Subject to approval by the Company's shareholders, the Company has, by action of the Board of Directors on March 6, 1995, granted to each of Jacques Desjardins, Elisabeth Fayer, Steven Korda, Suzanne Langlois and Walter M. Epstein options ("Options") to purchase up to 100,000 shares of Common Stock each at $1.00 per share of the Company.

     The purpose of granting the Options to Jacques Desjardins, Elisabeth Fayer, Steven Korda and Suzanne Langlois is to encourage them to continue their efforts in promoting the long-term growth and profitability of the Company and in the case of Walter Epstein to promote the long-term growth and business developments of the Company. In the event that the Company's shareholders do not approve the grant of such Options, such Options will be null and void.

     The Options provide for the purchase of Common Stock at $1.00 per share. This per share purchase price is in excess of the closing sales price for shares of Common Stock of the Company on the American Stock Exchange on the date of grant ($.9375). The Options may be exercised in whole or in part at any time through December 31, 1999.

     The Options are not transferable otherwise than by will or the laws of descent and distribution and are exercisable during each grantee's lifetime, only by each grantee. If any grantee dies, the person or persons to whom the Options are transferred by will or the laws of descent and distribution may exercise the Options at any time within 90 days from the date of death.

     It is anticipated that the proceeds from the exercise, if ever, of the Options will be utilized by the Company for working capital purposes. The Options are subject to protection against dilution in certain events, including stock splits, stock dividends and certain reorganizations, mergers or consolidations involving the Company. There are no preemptive rights associated with the Options or the shares of Common Stock of the Company underlying the Options.

     Based on the current capitalization of the Company, upon the exercise by any grantee of the Options, such grantee will own shares which represent less than 1% of the outstanding shares of Common Stock of the Company.

     The Business Corporation Law of the State of New York requires that the grant of the Options be approved by the holders of a majority of the shares of the Common Stock of the Company entitled to vote at the Meeting. Unless otherwise specified, shares represented by proxies will be voted to approve this proposal.

                       THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE "FOR" THIS PROPOSAL.

                    PROPOSAL III--RATIFICATION OF SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board believes it appropriate to submit for ratification by the shareholders its selection of Arthur Andersen & Co. as independent public accountants for the Company for fiscal year 1995. Arthur Andersen & Co. has served as independent accountants for the Company since fiscal year 1983. Representatives of Arthur Andersen & Co. are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Unless otherwise specified, shares represented by proxies will be voted for ratification of Arthur Andersen & Co. as independent public accountants. If the shareholders do not so approve, the selection of independent public accountants will be reconsidered by the Board.

                       THE BOARD OF DIRECTORS RECOMMENDS
                          A VOTE "FOR" THIS PROPOSAL.

                                 OTHER BUSINESS

     Management of the Company knows of no other business which will be presented for consideration at the Meeting, but should any other matters be brought before the Meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

                                 ANNUAL REPORT

     The Annual Report for the fiscal year ended July 31, 1994, including financial statements, is being furnished herewith to shareholders of record on March 21, 1995. The Annual Report does not constitute a part of the proxy soliciting material.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Any shareholder desiring to present proposals to shareholders at the 1996 Annual Meeting must transmit such proposal to the Company so that it is received by the Company on or before November 24, 1995. All such proposals should be in compliance with applicable SEC regulations.


                                          By Order of the Board of Directors

                                          Michael D. Ficke
                                          Secretary

PROXY CARD                        ALFIN, INC.
                   720 FIFTH AVENUE, NEW YORK, NEW YORK 10019
                 ANNUAL MEETING OF SHAREHOLDERS--APRIL 28, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mayer Moyal and Michael D. Ficke, or either of them proxies of the undersigned with full power of substitution, to vote all the shares of Common Stock, $.01 par value, of Alfin, Inc. (the "Company") held of record by the undersigned on March 21, 1995, at the Annual Meeting of Shareholders to be held April 28, 1995 and at any adjournment thereof.

     (1)  Election of Directors
          / /  FOR all nominees listed below                / /  WITHHOLD AUTHORITY to
               (except as indicated otherwise below)             vote for all nominees listed below

          INSTRUCTION: To withhold authority to vote for an individual nominee, write such nominee's name in the space below.
          NOMINEES: Jacques Desjardins, Elisabeth Fayer, Steven Korda,
                    Suzanne Langlois and Mayer D. Moyal.

     (2)  Authorize the issuance of options to each of Jacques Desjardins,
          Elisabeth Fayer, Steven Korda, Susanne Langlois and Walter M. Epstein                   FOR      AGAINST   ABSTAIN
          to purchase up to 100,000 shares each of the Company's Common Stock                     / /        / /       / /

     (3)  Ratify the selection of Arthur Andersen & Co. as independent public                     FOR      AGAINST   ABSTAIN
          accountants for the Company                                                             / /        / /       / /

     (4)  In their discretion, the proxies are authorized to vote upon such matters as            FOR      AGAINST   ABSTAIN
          may come before the meeting or any other adjournment thereof.                           / /        / /       / /

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER, IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEMS (1), (2) AND (3), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all the said attorneys, agents, proxies, their substitutes or any of them may lawfully do by virtue hereof.


                                            -----------------------------------

                                            -----------------------------------

                                            Dated:                       , 1995
                                                   ----------------------

                                            Please date this Proxy and sign your
                                            name exactly as it appears hereon.
                                            When there is more than one owner,
                                            each should sign. When signing as an
                                            attorney, administrator, executor,
                                            guardian, or trustee, please add
                                            your title as such. If executed by a
                                            corporation, this Proxy should be
                                            signed by a duly authorized officer.
                                            If a partnership, please sign in
                                            partnership name by authorized
                                            persons.

                                            Please date, sign and return this
                                            Proxy Card in the enclosed
                                            envelope. No postage required if
                                            mailed in the United States.